EXECUTION COPY

London/090/075921-00001/RBF/MEXG:

L_LIVE_EMEA1:13015405v3

Licence and Supply

Agreement

between

Akers Biosciences, Inc.

and

Sono International Limited

and

BreathScan International (Guernsey) Limited

and

BreathScan International Limited

relating to products utilising certain breath condensate technology

Simmons & Simmons

Simmons & Simmons LLP CityPoint One Ropemaker Street London EC2Y 958 United Kingdom T +44 20 7628 2020 F +44 20 7628 2070 DX Box No 12

CONTENTS

1.	Interpretation	1

2.	Termination of Existing Agreements	4

3.	Commencement and term	5

4.	Licence and supply of Products	5

5.	Right to manufacture Products	6

6.	Minimum Purchase Requirements	6

7.	Forecasts	7

8.	Orders	7

9.	Manufacture, quality and packing	8

10.	Delivery	9

11.	Acceptance and defective products	10

12.	Title and risk	11

13.	Payments	11

14.	Terms of payment	12

15.	Expert determination	13

16.	Insurance	13

17.	Warranties	14

18.	Indemnity	15

19.	Assignment and subcontracting	15

20.	Confidentiality	15

21.	Termination	16

22.	Obligations on termination	17

23.	Survival of obligations	17

24.	Force majeure	17

25.	Costs	18

26.	Severance	18

27.	Dispute resolution procedure	18

28.	Further assurance	18

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29.	Variation and waiver	18

30.	Notices	19

31.	Entire agreement	20

32.	Rights of third parties	21

33.	Counterparts	21

34.	Governing law and jurisdiction	21

SCHEDULE 1 : PRODUCTS		23

SCHEDULE 2 : COMPONENTS		24

SCHEDULE 3 : SPECIFICATIONS		25

SCHEDULE 4 : LICENSED PATENTS AND LICENSED TRADE MARKS		27

SCHEDULE 5 : EXISTING AGREEMENTS		28

SCHEDULE 6 : PRODUCT LIMITED WARRANTY		29

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THIS AGREEMENT is dated 19 June 2012 (the "Effective Date") and made

BETWEEN:

(1)	AKERS BIOSCIENCES. INC., (the "Supplier"), registered in the state of New Jersey, USA and having its principal place of business at 201 Grove Road, Thorofare, New Jersey 08086, USA;

(2)	SONO INTERNATIONAL LIMITED, (the "Customer'), registered in England and Wales as company number 07121719 and having its registered office at 2nd Floor, 37 lxworth Place, London, United Kingdom, SW3 3QH;

(3)	BREATHSCAN INTERNATIONAL (GUERNSEY) LIMITED ("BSI Guernsey"), registered in Guernsey and having its principal place of business located at 18-20 Le Pollet, St Peter Port, Guernsey, GY1 1WH; and

(4)	BREATHSCAN INTERNATIONAL LIMITED ("BSIL"), registered in England and Wales as company number 07159500 and having its registered office at Richmond Terrace, 49 London Road, Tunbridge Wells, Kent, United Kingdom, TN1 1DT.

BACKGROUND:

(A)	The Supplier carries on the business of manufacturing and selling the Products.

(B)	The Supplier entered into the Existing Agreements with BSI Guernsey and BSIL regarding the exclusive distribution of Products.

(C)	The Supplier, BSI Guernsey and BSIL now wish to terminate the Existing Agreements and the Customer now wishes to buy, and the Supplier now wishes to supply, the Products and Components, on the terms and conditions set out in this Agreement.

AGREED TERMS:

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

"ADR Notice" has the meaning given in clause 27.1.

"Ampoules" means the ampoules listed in Part Ill of Schedule 2.

"Brand Development and Marketing Agreement" means the agreement to be entered into between Supplier and the BreathScan International Group under which the BreathScan International Group will develop brand value for the breath condensate technology and develop the associated well being programmes and applied technologies for behaviour and attitude shifts for governments, corporates, retailers and consumers.

"BreathScan International Group" means the Group of companies including BSI Guernsey and BSIL.

"Business Day" mean a day (other than a Saturday, Sunday or public holiday) when banks in London and New Jersey are open for business.

"Components" means the Ampoules, Indicator Reagents and Filter Plugs, packaged loose and in bulk.

"Conditions Precedent" means the conditions set out in clause 3.

"Conditions Precedent Notice Date" means the date on which the Customer notifies the Supplier that all Conditions Precedent have been satisfied (or waived) in accordance with clause 3.

"Confidential Information" has the meaning given in clause 20.

"Delivery" means completion of delivery of an Order in accordance with clause 10.2 or clause 10.5(A).

"Deliverv Date" means the date specified for delivery of an Order in accordance with clause 8.3.

"Deliverv Location" means the Supplier's manufacturing facility at 201 Grove Road, Thorofare, New Jersey 08086 USA.

"Dispute" has the meaning given in clause 27.1.

"Dispute Notice" has the meaning given in clause 27.1.

"Distribution Agreement" means the distribution agreement(s) to be entered into between the Customer and the BreathScan International Group on or around the Effective Date in connection with the distribution of the Products.

"Existing Agreements" means the agreements listed in schedule 5.

"Field" means any use, including relating to the operation of vehicles, employer screening programmes and the armed forces, but excluding use by the US Military.

"Filter Plugs" means those filter plugs listed in Part I of Schedule 2 and any other filter plugs manufactured from time to time by or for the Supplier or any member of the Supplier's Group.

"Force Majeure Event" has the meaning given in clause 24.

"Group" means in relation to a company, that company, its subsidiaries, its holding companies and their subsidiaries.

"Independent Expert' means a person appointed In accordance with clause 15.

"Indicator Reagents" means those indicator reagents listed in Part II Schedule 2 and any other reagents manufactured from time to time by or for the Supplier or any member of the Supplier's Group.

"Initial Term" means the initial term of the Agreement as defined in clause 3.

"Intellectual Property Rights" means all patents, rights to inventions, utility models, copyright and related rights, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database right, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

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"Licensed Know How" means unpublished research and development information, unpatented inventions, unpublished technical data and trade secrets that are necessary or desirable for manufacturing, importing, offering for sale, selling, distributing, using, advertising or labelling the Products or the Components.

"Licensed Patents" means all patents and patent applications owned or controlled by the Supplier or a member of the Supplier's Group, including those patents and patent applications identified in Part 1 of Schedule 4.

"Licensed Trade Marks" means all trade mark registrations and applications, and unregistered rights, for BREATHSCAN and the BREATHSCAN logo which are owned or controlled by the Supplier or a member of the Supplier's Group, including the trade mark registration identified in Part II of Schedule 4.

"Loans" means loans to be made available by the Customer to the BreathScan International Group on or around the Effective Date.

"Minimum Purchase Amount(s)" has the meaning given in clause 6.

"Month" means a calendar month.

"NF Approval" means Norme Francaise approval by the Laboratoire National de Metrologie et d'Essai (as delegated by the Association Franyaise de la Normalisation) confirming that the Products comply with applicable French product standards (including, French standard NF X20702 of July 2007 and/or European standard NF EN 15964 of April 2011).

"Order" means an order for Products submitted by the Customer in accordance with clause 8.

"Order Number'' means the reference number to be applied to an Order by the Supplier in accordance with clause 8.4.

"Products" means the products set out in schedule 1 and any other products utilising the Supplier's Group's breath condensate technology from lime to time, packaged loose in bulk and individually labelled.

"Product Limited Warranty" means the warranty as specified in schedule 6 (as may be modified from time to time) made by the manufacturer of the Products and given to end users.

"Representatives" has the meaning given in clause 20.2.

"Specification" means the specification of the Products or Components set out in schedule 3.

"Subsequent Term" has the meaning given in clause 3.

"Supplier Intellectual Property" means any and all Intellectual Property Rights owned or controlled from time to time by the Supplier or a member of the Supplier's Group relating to the Products or Components including (without limitation) the Licensed Patents, Licensed Know How and Licensed Trade Marks.

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"Territory" means worldwide excluding the United States, Canada and Mexico.

"US Military" means any current armed forces personnel of the United States of America.

"VAT" means value added tax chargeable under the Value Added Tax Act 1994 and any similar replacement or additional tax.

1.2	Clause, schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3	A "person" includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's legal and personal representatives, successors and permitted assigns.

1.4	The schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the schedules.

1.5	A reference to a "company" shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and vice versa.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other gender.

1.8	A reference to a statute, statutory provision or any subordinate legislation made under a statute is to such statute, provision or subordinate legislation as amended or re-enacted from time to time and, In the case of a statute, includes any subordinate legislation made under that statute from time to time.

1.9	A reference to "writing" or "written" includes faxes and email.

1.10	A reference to an agreement is a reference to that agreement as varied or novated (in each case, other than in breach of the provisions of this Agreement) at any time.

1.11	References to clauses and schedules are to the clauses and schedules of this Agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.12	Any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	Termination of Existing Agreements

2.1	In partial consideration of the Loans, the Distribution Agreement, the Brand Development and Marketing Agreement and this Agreement, as of the Effective Date:

(A)	BSI Guernsey, BSIL and the Supplier agree, and the Customer acknowledges, that the Existing Agreements are hereby terminated in their entirety and superseded by this Agreement;

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(B)	BSI Guernsey, BSIL and the Supplier hereby release and discharge, any actions, claims, rights, demands and set-offs, in any jurisdiction, whether or not presently known to BSI Guernsey, BSIL, the Supplier, any member of their Groups or to the law, and whether in law or equity, that they or any member of their Groups, may have or hereafter can, shall or may have against BSI Guernsey, BSIL, the Supplier or any member of their Groups arising out of or in connection with the Existing Agreements or the termination thereof; and

(C)	BSI Guernsey, BSIL and the Supplier agree, on behalf of themselves and on behalf of their respective successors, assigns and Groups not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any of BSI Guernsey, BSIL or the Supplier or any member of their Groups, any action, suit or other proceeding in any jurisdiction in connection with the Existing Agreements or the termination thereof.

3.	Commencement and term

3.1	This Agreement comes into force and effect on the Effective Date and shall, subject to the provisions of clause 21, remain in force and effect for an initial period of three (3) years after the Conditions Precedent Notice Date (the period from the Effective Date to the end of such three (3) year period shall be referred to as the "Initial Term") after which time, unless mutually agreed otherwise by the Supplier and Customer in writing, it shall automatically renew on a three (3) year rolling basis (each subsequent three (3) year period comprising a "Subsequent Term").

3.2	The Conditions Precedent which must be satisfied (or waived by the Customer) are as follows:

(A)	a review by the Customer of the Supplier's Licensed Patents with an outcome that is satisfactory to the Customer;

(B)	freedom to operate searches being conducted by the Customer with an outcome that is satisfactory to the Customer; and

(C)	NF Approval for the Products being obtained by the Customer or its nominee with support from the Supplier.

3.3	The Customer shall inform the Supplier in writing promptly following the satisfaction (or waiver by the Customer) of (A), (B) and (C) in clause 3.2.

4.	Licence and supply of Products

4.1	Subject to the terms and conditions of this Agreement, the Supplier hereby grants to the Customer an exclusive licence (with the right to sub-license) under the Supplier Intellectual Property to import, offer for sale, sell, distribute, use, promote or label the Products for the Field in the Territory during the Initial Term and any Subsequent Term.

4.2	During the Initial Term and any Subsequent Term, the Supplier shall exclusively manufacture and supply to the Customer the Products or Components in such quantities as ordered by the Customer for the Field in the Territory in accordance with the terms and conditions of this Agreement.

4.3	The Supplier shall not supply, and the Supplier shall procure that those to whom it supplies Products or Components shall not supply, Products or Components directly or indirectly to third parties for sale in the Field in the Territory during the Initial Term or any Subsequent Term.

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4.4	Notwithstanding the Customer's right to use the Licensed Trade Mark pursuant to clauses 4 or 5 of this Agreement, nothing in this Agreement shall prevent (a) Customer, its sub licensees or distributors (including the BreathScan International Group) from rebranding or using any other trade mark or name on or in relation to the Products or (b) BreathScan International Group (or its nominee) from obtaining and owning rights in the BREATHSCAN mark or variations thereof in the Territory.

5.	Right to manufacture Products

5.1	Subject to the terms and conditions of this Agreement, and in particular clause 5.2, the Supplier hereby grants to the Customer an exclusive, royalty-free licence (with the right to sub-license) under the Supplier Intellectual Property to make and have made the Products for the Field in the Territory for the Initial Term and any Subsequent Term.

5.2	The licence granted pursuant to clause 5.1 shall become effective if the Customer notifies the Supplier in writing that, in the Customer's opinion:

(A)	the actual or potential demand for any of the Products in any part of the Territory indicates that it is commercially reasonable for the Customer (or its designee) to manufacture the Products; or

(B)	the Supplier is unable for whatever reason to supply or deliver to the Customer the Products that the Customer forecasts or orders in accordance with clauses 7, 8 or 10.

5.3	Following notification by the Customer pursuant to clause 5.2:

(A)	the Supplier shall exclusively supply to the Customer the Components in such quantities as ordered by the Customer for the Field in the Territory for the Initial Term and any Subsequent Term in accordance with the terms and conditions of this Agreement, and references in clauses 6.3, 7, 8, 9, 10, 11, 12, 14, 15, 17, 18, and 22 to Products shall be read as references to Products and Components; and

(8)	the Supplier shall provide to the Customer, at cost, fully assembled working machines to manufacture and label the Products, together with Licensed Know How, instructions and technical assistance as may be requested by the Customer from time to time in connection with the building, running, servicing and maintaining of any machinery to manufacture and label the Products.

5.4	For the avoidance of doubt, the licences granted pursuant to clauses 4.1 and 5.1 and the supply obligations pursuant to clauses 4.2 and 5.3 shall all run concurrently following notification by the Customer pursuant to clause 5.2.

6.	Minimum Purchase Requirements

6.1	The Customer shall during the Initial Term order not less than 4,250,000 (four million two hundred and fifty thousand) units of Products from the Supplier. Thereafter, the Customer shall order an average of 1,000,000 (one million) units of Products per year over each three (3) year rolling period (collectively the "Minimum Purchase Amounts").

6.2	In the event that the Minimum Purchase Amounts are not ordered by the Customer, other than to the extent that the shortfall in purchases was caused by the Supplier's default or by Force Majeure Events, then the Supplier shall have the right (but not the obligation) to convert the exclusive licence granted to the Customer under clause 4 to a non-exclusive licence save in countries or regions where the Customer has a fifty per cent (50%) share of the market for products which are the same as or similar to the Products in the Field.

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6.3	The Supplier shall maintain accurate and easily accessible records containing all data reasonably required for the verification of the number of sales of units of the Products to the Customer. The Supplier agrees that the Customer (or its appointed representatives) may at anytime during business hours on reasonable notice to the Supplier enter its premises, provided that, in the event of an emergency, the Supplier shall grant the Customer immediate access to its premises, to inspect such records.

7.	Forecasts

7.1	During the Initial Term and any Subsequent Term, the Customer shall give the Supplier not less than five (5) Business Days before the beginning of each Month, a forecast of the Products it expects to purchase during the three (3) Months following that Month.

7.2	Forecasts shall be given in writing or, if given orally, shall be confirmed in writing within two (2) Business Days. The Customer shall act in good faith when forecasting its requirements for Products.

7.3	Forecasts provided under this clause 7 shall not constitute Orders.

7.4	If the Supplier anticipates that it will be unable to meet the Customer’s forecasted requirements provided in accordance with this clause 7:

(A)	the Supplier shall inform the Customer in writing as soon as practicable;

(B)	without limiting any other right or remedy that the Customer may have, the Customer may at its option (and in addition or as an alternative to exercising its rights pursuant to clause 5) agree alternative delivery dates for the relevant Products; and

(C)	the Customer may source Products from a third party supplier. or manufacture Products pursuant to clause 5 and such Products shall for the purposes of clause 6 be deemed to have been purchased from the Supplier.

8.	Orders

8.1	Not less than ten (10) Business Days before the beginning of each Month during the Initial Term and any Subsequent Term, the Customer shall give the Supplier its Order for that Month.

8.2	The Supplier shall supply Products in accordance with the Customer's Orders, except that, to the extent that an Order exceeds the most recent forecast provided to the Supplier in accordance with clause 7 the Supplier shall supply the Products in forecasts and shall be obliged to use its commercially reasonable endeavours to supply the Products ordered in excess of forecasts (and shall not be under any obligation to supply the Products ordered in excess of forecasts if the Customer's demand exceeds the Supplier's production capacity).

8.3	Each Order shall:

(A)	be given in writing by the Customer or, if given orally, shall be confirmed in writing by the Customer within two (2) Business Days;

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(B)	specify the type and quantity of Products ordered; and

(C)	unless the Supplier and Customer agree that the Customer may specify the date after placing the Order, specify the date on which the Order is to be delivered ("Delivery Date"). If the Delivery Date is to be specified after the placing of an Order, the Customer shall give the Supplier reasonable advance notice of the relevant information.

8.4	The Supplier shall assign an Order Number to each Order received from the Customer and notify such Order Numbers to the Customer. Each of the Supplier and Customer shall use the relevant Order Number in all subsequent correspondence relating to the Order.

8.5	The Customer may at any time prior to despatch of the Products amend or cancel an Order by written notice to the Supplier. If the Customer amends or cancels an Order, its liability to the Supplier shall be limited to payment to the Supplier of all costs reasonably incurred by the Supplier in fulfilling the Order up until the date of receipt of the notice of amendment or cancellation, except that where the amendment or cancellation results from the Supplier's failure to comply with its obligations under this Agreement the Customer shall have no liability to the Supplier in respect of it.

8.6	If the Supplier declines an Order for Products in excess of forecasts, the Customer may source Products from a third party supplier or manufacture Products pursuant to clause 5 and such Products shall for the purposes of clause 6 be deemed to have been purchased from the Supplier.

9.	Manufacture, qualitv and packing

9.1	The Supplier shall at all times maintain sufficient manufacturing capacity, stocks of raw materials and packaging, and stocks of Products to enable it to meet the Customer's forecasted requirements of Products as notified to the Supplier in accordance with clause 7.

9.2	The Supplier shall manufacture, pack and supply the Products in accordance all .generally accepted industry standards and practices that are applicable.

9.3	The Supplier warrants that the Products supplied to the Customer by the Supplier under this Agreement shall:

(A)	conform to the Specification;

(B)	be of satisfactory quality (appearance and finish, safety and durability) and fit for any purpose held out by the Supplier or made known to the Supplier by the Customer;

(C)	be free from defects in design, material and workmanship and remain so for twenty four (24) Months after Delivery; and

(D)	so far as it is aware, comply with all applicable statutory ·and regulatory requirements for the Field in the Territory.

9.4	The Supplier shall ensure that the Products are properly packed and secured in such manner as to enable them to reach their destination in good condition.

9.5	The Supplier shall obtain and maintain in force for the Initial Term and any Subsequent Terms all licences, permissions, authorisations, consents and permits needed to manufacture and supply the Products in accordance with the terms of this Agreement.

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9.6	The Supplier shall comply with all applicable laws, enactments, orders, regulations and other instruments relating to the manufacture, packing, packaging, marking, storage, handling and delivery of the Products for the Field in the Territory.

9.7	The Customer (or its nominee) shall have the right to enter the Supplier's premises to:

(A)	inspect the manufacturing facilities and the equipment used by the Supplier in the manufacture of the Products;

(B)	inspect and take samples of the raw materials, the packaging and the Products; and

(C)	inspect stock levels of raw materials, packaging or Products.

9.8	Inspections carried out pursuant to clause 9.7 shall be carried out during business hours on reasonable notice to the Supplier, provided that, in the event of an emergency, the Supplier shall grant the Customer immediate access to its premises.

9.9	If following an inspection the Customer considers that the Products are not or are not likely to be as warranted under clause 9.3, the Customer shall inform the Supplier and the Supplier shall immediately take such action as is necessary to ensure that within thirty (30) days the Products are or will be as warranted under clause 9.3. The Customer shall have the right to re-conduct inspections and take further samples after the Supplier has carried out its remedial actions.

9.10	If the Supplier determines that a recall of the Products is necessary, the Supplier shall promptly inform the Customer of the same in writing. The Customer shall take such steps as it considers reasonably necessary to address any such recall of the Products.

9.11	The Customer shall keep a written record of any written complaints of which it becomes aware in respect of the Products and shall promptly forward such complaints to the Supplier. The Supplier shall, at its own cost, take all action necessary to promptly address and resolve such complaints.

10.	Delivery

10.1	The Supplier shall deliver each Order to the Delivery Location on or by the Delivery Date, provided that the Supplier shall not deliver an Order more than live (5) Business Days in advance of the Delivery Date without the prior written consent of the Customer.

10.2	Delivery of an Order shall be complete on the completion of unloading of the Order at the Delivery Location.

10.3	The Supplier shall not deliver Orders by instalments except with the prior written consent of the Customer. Where Orders are to be delivered by Instalments, they may be invoiced and paid for separately. References in this Agreement to Orders shall, where applicable, be read as references to instalments.

10.4	If an Order is not delivered on the specified Delivery Date or within ten (10) days following the specified Delivery Date, then, without limiting any other right or remedy the Customer may have, the Customer may:

(A)	refuse to take any subsequent attempted delivery of the Order;

(B)	subject to allowing the Supplier thirty (30) days to deliver the Order, terminate this Agreement with immediate effect;

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(C)	obtain substitute products from another supplier or manufacture Products itself and such Products shall be deemed to count towards the Minimum Purchase Amount for the purposes of clause 6;

(D)	claim damages for any other costs, expenses or losses resulting from the Supplier's failure to deliver the Order on the Delivery Date,

provided that the Supplier shall have no liability for any failure or delay in delivering an Order to the extent that such failure or delay is caused by the Customer's failure to comply with its obligations under this Agreement.

10.5	If the Customer fails to accept delivery of an Order on the specified Delivery Date, then, except where such failure or delay is caused by the Supplier's failure to comply with its obligations under this Agreement:

(A)	the Order shall be deemed to have been delivered at 9.00 am on the Delivery Date; and

(B)	the Supplier shall store the Order until delivery takes place, and charge the Customer for all related costs and expenses (including insurance).

10.6	Each Order shall be accompanied by a delivery note from the Supplier showing the Order Number, the date of the Order, the type and quantity of Products included in the Order, including the code numbers of the Products, and, in .the case of an Order being delivered by instalments, the outstanding balance of Products remaining to be delivered.

10.7	If the Supplier requires the Customer to return any packaging materials to the Supplier, that fact must be clearly stated on the delivery note accompanying the relevant Order, and· any such returns shall be at the Supplier's expense.

11.	Acceptance and defective products

11.1	The Customer shall not be deemed to have accepted any Products until it has had a reasonable time to inspect them following Delivery, provided that the Customer shall be deemed to have accepted Products if it has not rejected them within thirty (30) days of their Delivery, save in the case of a latent defect in the Products where any express or deemed acceptance of Products shall not be effective.

11.2	Subject to clause 11.1, if any Products delivered to the Customer do not comply with clause 9.3 or are otherwise not in conformity with the terms of this Agreement, then, without limiting any other right or remedy that the Customer may have, the Customer may reject those Products and:

(A)	require the Supplier to repair or replace the rejected Products at the Supplier's risk and expense within ten (10) Business Days of being requested to do so;

(B)	require the Supplier to repay the price of the rejected Products in full (whether or not the Customer has previously required the Supplier to repair or replace the rejected Products); and

(C)	claim damages for any other costs, expenses or losses resulting from the Supplier's delivery of Products that are not in conformity with the terms of this Agreement.

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11.3	The Customer's rights and remedies under clause 11 are in addition to the rights and remedies available to it in respect of the statutory conditions relating to description, quality, fitness for purpose and correspondence with sample implied into this Agreement by the Sale of Goods Act 1979.

11.4	The terms of this Agreement shall apply to any repaired or replacement Products supplied by the Supplier.

11.5	If the Supplier fails to promptly repair or replace rejected Products in accordance with clause 11.2(A), the Customer may, without affecting its rights under clause 11.2(C), obtain substitute products from a third party supplier, or have the rejected Products repaired by a third party, and the Supplier shall reimburse the Customer for the costs it incurs in doing so.

11.6	If the Supplier and Customer dispute whether any Products comply with clause 9.3, either of the Supplier and Customer may refer the matter to an Independent Expert for determination in accordance with clause 15.

12.	Title and risk

12.1	The risk in Products delivered to the Customer shall pass to the Customer on Delivery.

12.2	The title to Products delivered to the Customer shall pass to the Customer on Delivery.

13.	Payments

13.1	In consideration of the execution of this Agreement, within 2 (two) Business Days after the Conditions Precedent Notice Date, the Customer shall pay the Supplier an upfront one-off payment of USD$1,000,000 (one million United States Dollars) by wire transfer to Supplier's bank account: Bank of America - ABA 026009593 - Swift Code BOFAUS3N - ACH 021200339 - For credit to Akers Biosciences, Inc. Account 381019483829.

13.2	In consideration for the supply of the Products, the Customer shall pay the Supplier:

(A)	USD$0.30 (thirty United States cents) per Product unit sold to the Customer during the Initial Term.

(8) USD$0.30 (thirty United States cents), increased annually in line with the Consumer Price Index, per Product unit sold to the Customer during any Subsequent Terms.

13.3	In the event that the Customer manufactures (or has manufactured on its behalf) the Products pursuant to clause 5, in consideration for the supply of the Components, the Customer shall pay the Supplier the following amounts:

(A)	during the Initial Term:

(1)	USD$0.1023 (ten point two three United States cents) per Product unit manufactured by the Customer using the Components if the Ampoules are supplied to the Customer pre-filled with Indicator Reagents.

(2)	A price to be agreed between the Supplier and Customer in USD$ per Product unit manufactured by the Customer using the Components supplied . separately in bulk to the Customer.

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(B)	during any Subsequent Terms:

(1)	USD$0.1023 (ten point two three United States cents), increased annually in line with the Consumer Price Index, per Product unit manufactured by the Customer using the Components if the Ampoules are supplied to the Customer pre-filled with Indicator Reagents.

(2)	A price to be agreed between the Supplier and Customer in USD$, increased annually in line with the Consumer Price Index, per Product unit manufactured by the Customer using the Components supplied separately in bulk to the Customer.

13.4	The above payments in Clauses 13.1, 13.2 and 13.3 are inclusive of all taxes (including VAT) or other charges on the Products or Components, the costs of packaging, insurance and carriage of the Products or Components.

13.5	The Supplier shall notify the Customer in writing (supported by appropriate evidence) of the Consumer Price Index applicable to clauses 13.2(B) and 13.3(B) in advance of any increase in price during a Subsequent Term.

14.	Terms of payment

14.1	The Supplier shall be entitled to invoice the Customer for each Order on or at any time after Delivery. Each invoice shall quote the relevant Order Numbers.

14.2	The Customer shall pay invoices in full within ninety (90) days of Delivery to the Customer (or its designee) of Products to which the invoice relate. In the event that the licence in clause 5 is exercised, the Customer shall pay invoices in full within ninety (90) days of shipment to a third party of Products manufactured by the Customer containing the Components to which the invoice relates. Payment shall be made to the bank account nominated in writing by the Supplier.

14.3	If either of the Supplier or Customer fails to make any payment due to the other under this Agreement by the due date for payment ("Due Date"), then, without limiting the other’s remedies under clause 21.2, the defaulting party shall pay interest on the overdue amount at the rate of 1% per annum above Barclays Bank PLC's base rate from time to time. Such interest shall accrue on a daily basis from the Due Date until the date of actual payment of the overdue amount, whether before or after judgment. The defaulting party shall pay the interest together with the overdue amount. This clause shall not apply to payments that the defaulting party disputes in good faith.

14.4	If the Customer disputes any invoice or other statement of monies due, the Customer shall immediately notify the Supplier in writing. The Supplier and Customer shall negotiate in good faith to attempt to resolve the dispute promptly. The Supplier shall provide all such evidence as may be reasonably necessary to verify the disputed invoice or request for payment. If the Supplier and Customer have not resolved the dispute within thirty (30) days of the Customer giving notice to the Supplier, the dispute shall be resolved in accordance with clause 27. Where only part of an invoice is disputed, the undisputed amount shall be paid on the Due Date as set out in clause 14.2. The Supplier's obligations to supply the Products shall not be affected by any payment dispute.

14.5	Each of the Supplier and Customer may, without limiting any other rights or remedies it may have, set off any amounts owed to it by the other party under this Agreement against any amounts payable by it to the other party under this Agreement.

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14.6	All payments payable to the Supplier or the Customer under this Agreement shall become due immediately on its termination. This clause 14.6 is without prejudice to any right to claim for interest under this Agreement.

15.	Expert determination

15.1	Where a dispute relating to the Specification, manufacture, quality or condition of the Products is to be referred to an Independent Expert under this Agreement for determination, the Independent Expert shall be selected by the Supplier subject to the approval of the Customer.

15.2	The Supplier and Customer are entitled to make submissions to the Independent Expert and will provide (or procure that others provide) the Independent Expert with all such assistance and documents as the Independent Expert may reasonably require for the purpose of reaching a decision. Each of the Supplier and Customer shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel as the other party reasonably requires to make a submission under this clause.

15.3	The Supplier and Customer agree that the Independent Expert may in its reasonable discretion determine such other procedures to assist with the conduct of the determination as it considers appropriate, including (to the extent it considers necessary) instructing professional advisers to assist it in reaching its determination.

15.4	The Independent Expert shall act as an expert and not as an arbitrator. The Independent Expert's decision shall be final and binding on the Supplier and Customer in the absence of fraud or manifest error.

15.5	Each of the Supplier and Customer shall bear its own costs In relation to the reference to the Independent Expert. The Independent Expert's fees and any costs it properly incurs in arriving at its determination (including any fees and costs of any advisers appointed by the Independent Expert) shall be borne by the Supplier and Customer in equal shares or in such proportions as the Independent Expert shall direct.

16.	Insurance

16.1	During this Agreement and for a period of one (1) year afterwards the Supplier shall maintain in force the following insurance policies with reputable insurance companies:

(A)	public liability insurance for not less than USD$1 (one) million per claim; and

(B)	product liability insurance for not less than USD$1 (one) million for claims arising from any single event and not less than USD$5 (five) million in aggregate for all claims arising in any year.

16.2	On taking out and on renewing each policy, on the Customer's written request, the Supplier shall promptly send a copy of the receipt for the premium to the Customer. On the Customer's written request, the Supplier shall provide the Customer with copies of the insurance policy certificates and details of the cover provided.
16.3	The Supplier shall ensure that any subcontractors also maintain adequate insurance
16.4	The Supplier shall:

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(A)	do nothing to invalidate any insurance policy or to prejudice the Customer's entitlement under it; and

(B)	notify the Customer if any policy is (or will be) cancelled or its terms are (or will be) subject to any material change.

16.5	The Supplier's liabilities under this Agreement shall not be deemed to be released or limited by the Supplier taking out the insurance policies referred to in clause 16.1.

16.6	If the Supplier fails or is unable to maintain insurance in accordance with clause 16.1, or fails to provide evidence that it has paid the current year's premiums in accordance with clause 16.2, the Customer may, so far as it is able, purchase such alternative insurance cover as it deems to be reasonably necessary and shall be entitled to recover all reasonable costs and expenses it incurs in doing so from the Supplier.

17.	Warranties

17.1	The Supplier hereby represents and warrants that:

(A)	it has the right, title, interest, power and authority to grant the rights and supply the Products in accordance with the terms of this Agreement;

(B)	it is the sole legal and beneficial owner of the Supplier Intellectual Property, no claim has been made by any third party that disputes the Supplier's right, title and interest in and to the Supplier Intellectual Property and the Supplier is unaware of any circumstances likely to give rise to such a claim;

(C)	so far as it is aware, all Supplier Intellectual Property is valid and subsisting and is not subject to, or likely to be subject to, amendment, challenge to validity, removal or surrender, and there is nothing that might prevent any application in the Supplier Intellectual Property proceeding to grant;

(D)	the exploitation of the Supplier Intellectual Property pursuant to clauses 4 and 5 does not and will not infringe the rights of any third party; and

(E)	it is unaware of any infringement or likely infringement of any of the Supplier Intellectual Property.

17.2	The Customer will in all respects be independent from the Supplier and will not enter into any contracts or make any warranties, guarantees or other commitments in connection with the Products on behalf of or in the name of the Supplier.

17.3	The only warranty that shall apply in respect of end users of Products shall be the Product Limited Warranty in effect at the time of each sale to the end user. Supplier and its distributors shall make no warranty regarding the Products other than those contained within the Product Limited Warranty.

18.	Indemnity

18.1	The Supplier shall indemnify the Customer against all liabilities, costs, expenses, damages and losses (including any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal and other professional costs and expenses) suffered or incurred by the Customer arising out of or in connection with:

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(A)	any claim made against the Customer for actual or alleged infringement of a third party's Intellectual Property Rights arising out of, or in connection with the supply, import, offer for sale, sale, distribution, use, promotion, labelling and/or manufacture of the Products;

(B)	any claim made against the Customer by a third party arising out of, or in connection with, the supply of the Products, to the extent that such claim arises out of the breach, negligent performance or failure in performance of this Agreement by the Supplier, its employees, agents or subcontractors; and

(C)	any claim made against the Customer by a third party for death, personal injury or damage to property arising out of, or in connection with, defective Products, to the extent that the defect in the Products is directly attributable to the acts or omissions of the Supplier, its employees, agents or subcontractors.

18.2	In the event that the Supplier disputes whether the Customer has a valid claim under clause 18.1, the matter shall be resolved in accordance with clause 27 and 34.

18.3	Nothing in this clause shall restrict or limit the Customer's general obligation at law to mitigate a loss which it may suffer or incur as a result of a matter that may give rise to a claim under this indemnity.

19.	Assignment and subcontracting

19.1	Neither the Supplier or Customer may subcontract the performance of any of its obligations under this Agreement without the prior written consent of the other party, provided that both the Supplier and Customer may subcontract the performance of their obligations under this Agreement to another member of their respective Groups without the other party's prior written consent.

19.2	Subject to the Customer's right to sublicense under this Agreement, neither the Supplier nor the Customer shall assign or transfer any of its rights or benefits under this Agreement without the prior written consent of the other, such consent not to be unreasonably withheld. The Supplier shall not assign or transfer the Supplier Intellectual Property or other assets of its breath condensate technology business to any person without also assigning or transferring this Agreement to that person.

20.	Confidentiality

20.1	Each party undertakes that it shall not at any time during this Agreement and for a period of five (5) years after termination disclose to any person any confidential information disclosed to it by the other party concerning the business or affairs of the other party or of any member of its Group, including information relating to a party's operations, business, affairs, customers, clients, suppliers, processes, plans, product information, know-how, designs, trade secrets, software and market opportunities ("Confidential Information"), except as permitted by clause 20.2.

20.2	Each party may disclose the other party's Confidential Information:

(A)	to its employees, officers, agents, consultants, subcontractors or investors ("Representatives") who need to know such information for the purposes of carrying out the party's obligations under this Agreement or (in the case of investors) to raise finances, provided that the disclosing party takes all reasonable steps to ensure that its Representatives comply with the confidentiality obligation contained in this clause 20 as though they were a party to this Agreement. The disclosing party shall be responsible for its Representatives' compliance with the confidentiality obligations set out in this clause; and

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(B)	as may be required by law, court order or any governmental or regulatory authority.

20.3	Each party reserves all rights in its Confidential Information. No rights or obligations in respect of a party's Confidential Information other than those expressly stated in this Agreement are granted to the other party or to be implied from this Agreement.

21.	Termination

21.1	The Customer may at any time terminate this Agreement in whole or in part by giving the Supplier not less than six (6) Months' notice in writing provided that no such termination shall take effect before expiry of the Initial Term.

21.2	Either of the Supplier or Customer shall be entitled to terminate this Agreement with immediate effect by giving notice in writing to the. other party if:

(A)	the other party fails to pay any undisputed amount due under this Agreement on the due date for payment and remains in default not less than thirty (30) days after being notified in writing to make such payment; or

(B)	the other party commits a material breach of its obligations under this Agreement and (if such breach is remediable) fails to remedy that breach within a period of thirty (30) days after receipt of notice in writing requiring it to do so; or

(C)	the other party commits a series of persistent minor breaches which, when taken together, amount to a material breach; or

(D)	the other party is unable to pay its debts as they fall due within the meaning of Section 123 of the Insolvency Act 1986 or enters into compulsory or voluntary liquidation (other than for the purpose of effecting a reconstruction or amalgamation in such manner that the company resulting from such reconstruction or amalgamation, if a different legal entity, shall agree to be bound by and assume the obligations of such other under the Agreement) and/or a petition is presented or a resolution and/or order is passed for the administration or the winding-up, bankruptcy or dissolution of the other party;

(E)	the other party compounds with or convenes a meeting of its creditors and/or gives notice to any of its creditors that it has suspended or is about to suspend payment of any of its debts or is commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness or makes an assignment for the benefit of its creditors;

(F)	the other party has a receiver, manager, administrative receiver or an administrator appointed;

(G)	the other party dissolves or ceases for any reason to carry on all or substantially the whole of its business;

(H)	the other party generally takes or suffers any similar action, application or proceeding to those specified in (D) to (G) above in any jurisdiction to which it is subject; and/or

(I)	any Force Majeure Event prevents the other party from performing its obligations under this Agreement for any continuous period of three (3) Months.

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21.3	A breach of any of clauses 4, 5, 9.3, 17, 18 and 20 shall be a material breach of obligations for the purposes of this clause.

21.4	Termination of this Agreement shall not prejudice any of the parties' rights and remedies which have accrued as at termination.

22.	Obligations on termination

22.1	Each party shall promptly:

(A)	return to the other party all equipment, materials and property belonging to the other party that the other party had supplied to it or a member of its Group in connection with the supply of the Products under this Agreement;

(8)	return to the other party all documents and materials (and any copies) containing the other party's Confidential Information;

(C)	erase all the other party's Confidential Information from its computer systems (lo the extent possible); and

(0)	on request, certify in writing to the other party that it has complied with the requirements of this clause 22.

23.	Survival of obligations

On termination of this Agreement clauses 2.1, 16, 17, 18, 20, 22, 23, 27 and 34 shall survive and continue in full force and effect.

24.	Force majeure

24.1	Neither Supplier nor Customer (or any person acting on their behalf) shall have any liability or responsibility for failure to fulfil any obligation under this Agreement so long as, and to the extent to which, the fulfilment of such obligation is prevented, frustrated, hindered or delayed as a consequence of a Force Majeure Event, except as provided in clause 21.

24.2	The Supplier or Customer claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of a Force Majeure Event:

(A)	notify the other party of the nature and extent of such Force Majeure Event; and

(8)	use all reasonable endeavours to remove any such causes and resume performance under this Agreement as soon as feasible.

24.3	For the purposes of this clause 24, a "Force Majeure Event" means an event beyond the control of a party (or any person acting on its behalf), which by its nature could not have been foreseen by such party (or such person), or, if ii could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

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25.	Costs

Save as otheiwise provided in this Agreement, each party shall pay its own costs in connection with the negotiation, preparation, execution and performance of this Agreement, and all documents ancillary to it.

26.	Severance

26.1	If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

26.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

27.	Dispute resolution procedure

27.1	If a dispute arises out of or in connection with this Agreement or the performance, validity or enforceability of it ("Dispute") then, except as expressly provided in this Agreement, the parties shall follow the dispute resolution procedure set out in this clause:

(A)	either party shall give to the other written notice of the Dispute, setting out its nature and full particulars ("Dispute Notice"), together with relevant supporting documentation. On service of the Dispute Notice the Chief Executive Officer of the Supplier and Chief Executive Officer of the Customer shall attempt in good faith to resolve the Dispute;

(B)	if the Chief Executive Officer of the Supplier and Chief Executive Officer of the Customer are for any reason unable to resolve the Dispute within thirty (30) days of it being referred to them, the parties will attempt to settle it by mediation .in accordance with the CEDR Model Mediation Procedure. Unless otheiwise agreed between the parties, the mediator shall be nominated by CEDR Solve. To initiate the mediation, a party must serve notice in writing ("ADR Notice") to the other party requesting a mediation. A copy of the ADR Notice should be sent to CEDR Solve. The mediation will start not later than thirty (30) days after the date of the ADR Notice. Unless otheiwise agreed by the parties, the place of mediation shall be nominated by the mediator.

27.2	The commencement of a mediation shall not prevent the parties commencing or continuing court proceedings.

28.	Further assurance

Each party shall (at its own expense) promptly execute and deliver all such documents, and do all such things, or procure the execution and delivery of all documents and doing of all such things as are required to give full effect to this Agreement and the transactions contemplated by it, including the registration of the licences granted to the Customer under this Agreement.

29.	Variation and waiver

29.1	Any variation of this Agreement shall be in writing and signed by or on behalf of the parties.

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29.2	Any waiver of any right under this Agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given.

29.3	No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy, nor shall it prevent or restrict any future exercise or enforcement of such right or remedy.

29.4	No single or partial exercise of any right or remedy under this Agreement shall prevent or restrict the further exercise of that or any other right or remedy.

30.	Notices

30.1	A notice served under this Agreement:

(A)	shall be in writing in the English language;

(8)	shall be signed by or on behalf of the party giving it;

(C)	shall be sent for the attention of the person, and to the address, fax number or email address, given in this clause 30 (or such other address, fax number, email address or person as the relevant party may notify to the other parties in accordance with the provisions of this clause 30); and

(D)	shall be delivered personally, sent by fax, sent by email, sent by commercial courier, sent by pre-paid first-class post or recorded delivery, or (if the notice is to be served by post outside the country from which it is sent) sent by airmail requiring signature on delivery.

30.2	The addresses for service of notice are:

(A)	Akers Biosciences, Inc.

Address: 201 Grove Road, Thorofare, New Jersey 08086 USA

For the attention of: Thomas A. Nicolette

Fax number: +1.856.848.0269

Email:tan@akersbiosciences.com

(B)	Sono International Limited

Address: 2nd Floor, 37 lxworth Place, London, United Kingdom, SW3 3QH

For the attention of: Darren Jenkins

Fax number: +44 (0) 20 7225 6429

Email: darren.jenkins@sonointernational ..com

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(C)	BreathScan International (Guernsey) Limited

Address: 18

- 20 Le Pollet, St Peter Port, Guernsey, GY1 1WH

For the attention of: Mark Chasey or Sharon King

Fax number: +44 (0)1481 727 561

Email: mchasey@oaktrust.co.uk ; sking@oaktrust.co.uk

(D)	BreathScan International Limited

Address: Richmond Terrace, 49 London Road, Tunbridge Wells, United Kingdom,
TN1 1DT

For the attention of: Kevin Wright

Fax number: +44(0) 1892 526 488

Email: kevin.wright@breathscan.com

30.3	A notice or any other communication given in connection with this Agreement is deemed to have been received:

(A)	if delivered personally, at the time of delivery; or

(B)	in the case of fax, at the time of transmission; or

(C)	in the case of email, at the time the email left the e-mail gateway of the server of the notice; or

(D)	if sent by commercial courier, at the time of signature of the courier's delivery receipt; or

(E)	in the case of pre-paid first class post or recorded delivery, 9.00 am on the second Business Day after posting; or

(F)	in the case of airmail, 9.00 am on the fifth Business Day after posting.

30.4	For the purposes of this clause:

(A)	all times are to be read as local time in the place of deemed receipt; and

(B)	if deemed receipt under this clause is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on any Business Day), the notice shall be deemed to have been received at the opening of business on the next Business Day in the place of receipt.

30.5	To prove delivery, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of email, that the email containing the notice was properly addressed and left the e-mail gateway of the server of the notice or, in the case of post, that the envelope containing the notice was properly addressed and posted.

31.	Entire agreement

31.1	This Agreement constitutes the whole agreement and understanding of the parties and supersedes any previous arrangement, understanding or agreement between them relating to the subject matter of this Agreement.

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31.2	Each party acknowledges that, in entering into this Agreement, it has not relied on any statement, representation, assurance or warranty (whether made negligently or innocently) other than those expressly set out in this Agreement.

31.3	Each party agrees that all liability for and remedies in respect of any representations are excluded except as expressly provided in this Agreement.

31.4	Nothing in this clause shall limit or exclude any liability for fraud.

32.	Rights of third parties

No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

33.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same agreement.

34.	Governing law and iurisdiction

34.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

34.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

This Agreement has been entered into on the date stated at the beginning of it.

SIGNED by Thomas A Nicolette

duly authorised

for and on behalf of

AKERS BIOSCIENCES, INC.

/s/ Thomas A. Nicolette 19 June 2012
Signature

Name

SIGNED by Darren Jenkins
duly authorised
for and on behalf of
SONO INTERNATIONAL LIMITED

Signature

Name

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SIGNED by a Director

duly authorised

for and on behalf of

BREATHSCAN

INTERNATIONAL

(GUERNSEY) LIMITED

Signature

Name

SIGNED by Kevin Wright

duly authorised

for and on behalf of

BREATHSCAN

INTERNATIONAL

LIMITED

Signature

Name

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SCHEDULE 1: PRODUCTS

Akers Biosciences, Inc. owns, manufactures and distributes hand-held disposable breath alcohol detection devices ("Devices") which are class 1 medical devices regulated and cleared for marketing by the United States Food and Drug Administration (FDA) 510(k) process. "Devices" shall mean those products used for mobile testing of human breath for the presence of alcohol.

Breathscan tube 0.02% cut off

Breathscan tube 0.04% cut off

Breathscan tube 0.05% cut off

Breathscan tube 0.08% cut off

1 litre blow bag

BreathScan Pro System

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SCHEDULE 2:COMPONENTS

The BreathScan® Detectors are based on indicator chemistry that changes colour in the presence of breath that contains alcohol. The Detector contains chemicals that change colour in the presence of alcohol vapours utilizing patented technology. The Detectors consist of two parts. One part is a glass ampoule containing an indicator reagent of light yellow crystals. The other part is a plugged, plastic tube with an opening to blow into while running the test. If alcohol is present, the crystals will change from yellow to light green/blue. The amount of alcohol in the breath determines the strength of the chemical reaction; hence the degree of colour change.

Part I- Filter Plugs

These filters are used to protect the indicator ampoule in the tube, permitting breath flow into the indicator during use. The filters are moulded from porous polyethylene, and have critical specifications in airflow, length and width at the widest end.

Part II- Indicator Reagents

The BreathScan® Detector contains indicator chemistry that will undergo a colour change in the presence of alcohol contained in the breath of the subject. Indicator chemistry is based on the reactivity of alcohol vapour with a coating on the surface of crystals which provide a porous surface area to breath flow. The hue and intensity of the colour change depends upon the amount of alcohol present in the breath being tested. A change in colour from yellow to blue green signifies that alcohol is present breath sample.

Part Ill -Ampoules

The indicator crystals are layered with inert gas and hermetically sealed in an onionskin glass ampoule until use. The glass is of a borosilicate, onionskin type. Ampoule specifications control the diameter, length, and wall thickness of the glass as well as the quantity of crystals filled into each ampoule.

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SCHEDULE 3: SPECIFICATIONS

Part I- Products

Akers Biosciences, Inc. owns, manufactures and distributes hand-held disposable breath alcohol detection devices {"Devices") which are class 1 medical devices regulated and cleared for marketing by the united states food and drug administration {fda) 51O{k) process. "Devices" shall mean those products used for mobile testing of human breath for the presence of alcohol.

The hand-held, disposable device detects the presence of alcohol in the breath condensate sample {"breath") of one individual. The device is comprised of a cylindrical housing ("housing") with a first porous filter positioned within said housing. A hermetically sealed glass ampoule contains indicator reagent and is positioned after the first porous filter. A second porous filter is inserted from the end of the housing that does not contain the first porous filter; the second porous filter, positioned after the ampoule, is longitudinally spaced in relation to the first porous filter (EXHIBIT A).

Ptg28

The housing forms a test chamber for the interaction of the indicator reagent with the individual's breath. The presence of a specific level of alcohol in the breath causes the indicator reagent to undergo a visually ascertainable change. A label is often adhered to the housing with a cut-out forming a "window" that enables the user to observe the colour of the indicator reagent after the test procedure is completed.

BreathScan Tube Configuration

Indicator Reagent	Chromatographic Media Grade 20150 Silica coated with potassium dichromate and sulfuric acid

Fill Requirements	0.20g with accuracy of ± .02g Filled in Borosilicate Glass ampoules.

Tube: (Polyester)	Length: 2.75" ± 0.031"

Wall Thickness: 0.016" ± 0.002"

Inner Diameter: 0.337" ± 0.003"

Outer Diameter: 0.369" ± 0.007"

Filter Plugs	Length: between 0.355" and 0.405"

Width: between 0.345" and 0.360"

Located on each end of the tube. Bottom Plug insertion depth is 0.059" ± 0.20"

Packaging	Each individual tube labelled with Lot # and Expiration date: Tubes

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with 1 ampoule are packaged in containers of 100

Part II - Components

(See table in Part I of schedule 3)

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SCHEDULE 4: LICENSED PATENTS AND LICENSED TRADE MARKS

Part I- Licensed Patents

1.	US PATENT 7,285,246 81 - Issued October 23, 2007 - "Hand-Held Fluid Analyzer"

2.	US PATENT 7,837,936 - Issued November 23, 2010 - "Hand-Held Fluid Analyzer"

3.	US PATENT PENDING Application No. 12951345; Application File Date - December 3, 2010 - "Hand Held Fluid Analyzer"

and in each case, any conversion, continuation, division, or substitution thereof, and any patents issuing thereon, any reissues, reexaminations or extensions of such patents and any foreign counterparts of such patent applications and patents in any country of the Territory.

Part II- Licensed Trade Marks

BREATHSCAN

Territory: USA

Serial Number: 78700748

Registration Number: 3200905

Registration Date: 23 January 2007

Goods and Services: Alcohol breath testing tubes containing a disposable chemical.

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SCHEDULE 5: EXISTING AGREEMENTS

1.	An Authorized Distributor Agreement dated 21 December 2010 between the Supplier and BSI Guernsey relating to the exclusive worldwide (excluding the United Kingdom, United States of America, Canada and Mexico) distribution of certain products.

2.	An Addendum 1 Supply Agreement dated 21 December 2010 between the Supplier and BSI Guernsey relating to the exclusive worldwide (excluding the United Kingdom, United States of America, Canada and Mexico) distribution of certain products.

3.	An Authorized Distributor Agreement dated 15 March 2010 between the Supplier and BSIL relating to the exclusive distribution of certain products in the United Kingdom and Ireland.

4.	An International Distributor Shipping Agreement for Export Products dated 20 March 2012 between the Supplier and BSIL relating to the shipping of certain products.

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SCHEDULE 6: PRODUCT LIMITED WARRANTY

THIS PRODUCT SHOULD BE USED ONLY AS A SCREENING DEVICE AND IS ONLY AN INDICATION OF THE POSSIBLE PRESENCE OF ALCOHOL IN THE BLOOD OF THE TEST SUBJECT. CORRELATION BETWEEN BREATH ALCOHOL CONTENT AND BLOOD ALCOHOL CONTENT DEPENDS ON MANY VARIABLES, INCLUDING ALTITUDE. THE EXACT CONCENTRATI ON OF ALCOHOL IN THE BLOOD OF THE TEST SUBJECT CANNOT BE ACCURATELY DETERMINED USING THIS DEVICE.

THIS DEVICE IS NOT INTENDED TO LEGALLY DETERMINE BLOOD ALCOHOL PRESENCE OR LEVEL NO INFERENCE OF INTOXICATION IS TO BE MADE FROM A POSITIVE INDICATION. BREATHSCAN® DEVICES AND SIMILAR PRODUCTS PRODUCED BY AKERS BIOSCIENCES INC AND SOLD UNDER DIFFERENT TRADE NAMES ARE GUARANTEED TO BE FREE FROM MANUFACTURE DEFECTS. THIS WARRANTY IS EXPRESSLY MADE IN LIEU OF ANY AND ALL OTHER WARRANTI ES, EXPRESSED OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABI LITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE. THERE ARE NO WARRANTI ES EXPRESSED OR IMPLIED WHICH EXTEND BEYOND THE DESCRIPTION OF THE PRODUCT CONTAINED ON THE PRODUCT PACKAGE. THE WARRANTY EXPRESSLY DISCLAIMS LIABILITY FOR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE.

THE SINGLE-USE, BREATH ALCOHOL DETECTORS MUST BE USED IMMEDIATELY AFTER BREAKING THE GLASS VESSEL THE PRODUCT SHOULD NOT BE USED IF GLASS VESSEL CONTAINING CRYSTALS IS RUPTURED PREMATURELY OR IF CRYSTALS ARE NOT YELLOW.

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31.2	Each party acknowledges that, in entering into this Agreement, it has not relied on any statement, representation, assurance or warranty (whether made negligently or innocently) other than those expressly set out in this Agreement.

31.3	Each party agrees that all liability for and remedies in respect of any representations are excluded except as expressly provided in this Agreement.

31.4	Nothing in this clause shall limit or exclude any liability for fraud.

32.	Rights of third parties

No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

33.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same agreement.

34.	Governing law and iurisdiction

34.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

34.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

This Agreement has been entered into on the date stated at the beginning of it.

SIGNED by Thomas A. Nicollette

duly authorised

for and on behalf of

AKERS BIOSCIENCES, INC.

Signature

Name

SIGNED by Darren Jenkins

 duly authorised

for and on behalf of

SONO INTERNATIONAL LIMITED

Signature

Name

30

SIGNED by a Director

duly authorised

for and on behalf

BREATHSCAN

INTERNATIONAL

(GUERNSEY LIMITED)

SIGNED by Kevin Wright

duly authorised

for and on behalf of

BREATHSCAN

INTERNATIONAL

(GUERNSEY) LIMITED

Signature

Name

31

SIGNED by a Director

duly authorised

for and on behalf

BREATHSCAN

IINTERNATIONAL

(GUERNSEY) LIMITED

Signature

Name

SIGNED by Kevin Wright

duty authorised

for and on behalf of

BREATHSCAN

INTERNATIONAL

LIMITED

32

sono

INTERNATIONAL

Akers Biosciences, Inc.

201 Grove Road

Thorofare, New Jersey

08086 USA

Attention:	Thomas A. Nicolette, President and CEO

Cc:	Mark Chasey, BreathScan International (Guernsey) Limited Kevin Wright, BreathSan International Limited

19 JUNE 2012

Dear Thomas

Licence and Supply Agreement between Akers Biosciences, Inc. ("ABI"), Sono International Limited ("SIL"), BreathScan International (Guernsey) Limited and BreathScan International Limited, dated 19 June 2012 ("Agreement")

I refer to the amount of USO$ 1,000,000 (one million United States Dollars) which shall become payable by SIL to ABI pursuant to clause 13.1 of the Agreement within two (2) Business Days after the Conditions Precedent Notice Date ("Upfront Fee").

In accordance with clause 3 of the Agreement, the Conditions Precedent Notice Date shall occur only once SIL has notified AB! in writing that all Conditions Precedent have been satisfied or waived by SIL.

Notwithstanding that all Conditions Precedent have not been satisfied or waived, and the Conditions Precedent Notice Date has not occurred, ABI has requested SIL to pay an amount of USD$100,000 (one hundred thousand United States Dollars) on or before 21 JUNE 2012 ("Advance Payment"), and SIL agrees to make such Advance Payment, on the understanding that the Advance Payment shall be deducted from the Upfront Fee, such that USO$ 900,000 (nine hundred thousand United States Dollars) only shall become payable pursuant to clause 13.1 of the Agreement within two (2) Business Days after the Conditions Precedent Notice Date. For the avoidance of doubt, no satisfaction or waiver of the Conditions Precedent, or occurrence of the Conditions Precedent Notice Date, shall be inferred from the Advance Payment.

Capitalized terms used in this letter shall have. the meaning given to them in the Agreement unless defined in this letter. This letter shall be governed by and construed in accordance with the laws of England and Wales.

Please indicate your agreement to these terms by signing and returning the enclosed copy of this letter.

Yours Sincerely

/s/ Darren Jenkins

Darren Jenkins

For and on behalf of Sona International Limited

Accepted and agreed:

Thomas A. Nicolette, President and CEO
For and on behalf of Akers Biosciences, Inc.

37 lxworlb Place, London SWJ 3QH

Registered ill England & Wales No 7121719

Registered office: 37 Ixworth Place, London SW3 3QH

VAT No: 08991 392093

CHUBEWORKX

12 June 2013

Akers Biosciences, Inc.

20 1 Grove Road

Thorofare, New Jersey

08086 USA

Attention: Thomas A. Nicolette, President and CEO

Cc:	Mark Chasey, (EN) 10 (Guernsey) Limited

Darren Jenkins, (EN) 10 Limited

By Email and Post

Dear Thomas

Licence and Supply Agreement between Akers Biosciences , Inc. ("ABI"), Chubeworkx Guernsey Limited (as successor to Sono International Limited), (EN)10 (Guernsey) Limited (formerly BreathScan International (Guernsey) Limited) and (EN)10 Limited (formerly BreathScan International Limited) dated 19 June 2012 (the "Agreement")

We refer to our recent discussions regarding the expansion of the scope of t he Agreement to wor ldwide coverage subj ect to ongoing supply agreements which ABI has entered into with third party customers. Accordingly, the Agreemen t sha ll be amended as follows :

1.	The definition of " Territory" shall be deleted and replaced with the following:

“" Territory" means worldwide ."

2.	The definition of "Field" shall be deleted and replaced with the following:

“"Field " means any use, including relating to the operation of vehicles, employer screening programmes and the armed forces."

3.	The definition of " US Military" shall be deleted.

4.	.A new definition of "Existing Customers" shall be inserted into clause 1.1 as follows:

" Existing Customers " means those parties listed in Schedule 7."

5.	A new definition of "Amendment Date" shall be inserted into clause 1.1 as follows :

"Amendment Date" shall have the meaning accorded to it in the Letter of Amendment between the Parties which amends this Agreement and is dated 12 June 2013."

6.	A new clause 4 .5 shall be inserted into the Agreement and read as follows :

1

CHUBEWORKX

" The exclusivity of the rights granted to the Customer by the Supplier under clauses 4. 1, 4.2 and 4.3 of this Agreement shall be subject only to the supply rights of the Existing Customers in the United States of America , Canada and/or Mexico as at the Amendment Date."

7.	A new clause 4.6 shall be inserted into the Agreement and read as follows:

"4.6 The Supplier agrees that on and from the Amendment Date it shall not:

(A)	enter into any new arrangements or new agreements (whether formal or informal) with any third party regarding the supply of any of the Products in the Territory without the Customer's prior written consent;

(8)	amend or extend any existing agreements with any of its Existing Customers who resell any of the Products supplied to them by the Supplier, in any manner which increases the sale or supply to each such Existing Customer to more than 500,000 units of Products per year, without the Customer 's prior written consent; and

(C)	supply the Existing Customers or any other party with any Products bearing: (i) the trade mark CHUBE or any trade mark confusingly similar thereto; or (ii) any get-up used in connection with CHUBE branded Products or any get-up confusingly similar thereto, whether for the recipients own use or for resale.

8.	The Supplier hereby restates the warranties set out in clause 17 of the Agreeme nt as at the Amendment Date.

9.	New clauses 17.1 (F) - (G) shall be inserted into the Agreeme nt and read as follows:

"(F)	the list of Existing Customers in Schedule 7 of this Agreement is a full and complete list of all other parties with any rights in, or rights to the supply of, any of the Products in the Territory as at the Amendment Date;

(G)	no Products are supplied to, used by and/or resold by, the Existing Customers or otherwise bearing : (i) the trade mark CHUBE or any trade mark confusingly similar thereto; or (ii) any get-up used in connection with CHUBE branded Products or any get-up confusingly similar thereto. "

10.	The Annex to this letter shall be inserted into the Agreemen t as Schedule 7.

These amendments shall take effect on and from 12 June 20 13 (the "Amendment Date").

Completion of the subsc ription of shares and share sale described in the Memorandum of Understanding between Akers Biosciences, Inc., Chubeworkx Guernsey Limited and (EN)10 (Guernsey) Limited dated 29 April 2013, shall be subject to the prior execution of this letter by all parties.

Capita lised terms used in this letter shall have the meaning given to them in the Agreement unless defined in this letter. Save as express ly agreed herein, or the Letter dated 19 June 2012 from Sono International Limited to ABI, the Ag reement remains in full force and effect. This letter shall be governed by and construed in accordance with the laws of England.

2

CHUBEWORKX

Please confirm your acceptance of these amendments by signing and returning the enclosed copy of this letter.

Yours sincerely

Mark Chasey

for and on behalf of Chubeworkx Guernsey Limited

Accepted and agreed:

/s/ Thomas A. Nicolette
Thomas A. Nicolette	APPROVED
for and on behalf of Akers Biosciences, Inc
Akers Biosciences, Inc.
Thomas A. Nicolette
Accepted and agreed:	Chief Executive Officer

Mark Chasey

for and on behalf of (EN)10 (Guernsey) Limited

Accepted and agreed:

Darren Jenkins

for and on behalf of (EN)10 Limited

3

Simmons & Simmons

ANNEX

SCHEDULE 7: EXISTING CUSTOMERS

Brand Name of Products supplied to Existing Customers	Name of Existing Customers	Address of Existing Customers
A lcohol "Check"	Akers Biosciences, Inc.	Thorofare, New Jersey USA
BreathScan	Akers Biosciences, Inc.	Thorofare, New Jersey USA
BreathScan PRO	Akers Biosciences , Inc.	Thorofare , New Jersey USA
Breath A lcohol "Check"	Akers Biosciences, Inc.	Thorofare, New Jersey USA
Breath Alcohol "Check" .02 Detection System	Akers Biosciences, Inc.	Thorofare, New Jersey USA
Breath Pulmo Health Check - Asthma	Akers Biosciences, Inc.	Thorofare, New Jersey USA
Breath Pulmo Health Check - COPD	Akers Biosciences, Inc.	Thorofare, New Jersey USA
Breath Pulmo Health Check - Lung Cancer	Akers Biosciences , Inc.	Thorofare , New Jersey USA
BreathScan Legal Limit	Akers Biosciences, Inc.	Thorofare, New Jersey USA
Breath Ketone "Check"	Akers Biosciences, Inc.	Thorofare, New Jersey USA
Metron	Akers Biosciences, Inc.	Thorofare , New Jersey USA
VIVO	Akers Biosciences, Inc.	Thorofare , New Jersey USA
BreathScan	One Stop / Diinsel, SA de CV	Monterrey, NL Mexico Hidalgo, TX USA
BreathScan	Lifeloc	Wheat Ridge, CO USA
BreathScan	Micro Distributing II, Ltd	Belton, TX USA
BreathScan	Alere Toxicoloay	Norfolk, VA USA
BreathScan	Quest Diagnostics	Collegeville, PA USA
BreathScan	NPACT America	Jacksonville , FL USA
BreathScan	GE Oil & Gas	Oklahoma City, OK USA
BreathScan	Test Medical Symptoms at Home	Maria Stein, OH USA
BreathScan	VShips	Miami, FL USA
BreathScan	CUA-Waived Inc.	San Dieao, CA USA
BreathScan	Everglades Direct	Sunrise, FL USA
BreathScan	American Bio Medica Corporation	Kinderhook , NY USA
BreathScan	Bob Barker Company	Fuquay-Varina, NC USA
BreathScan	Capital Medical & Suraical	Tallahassee, FL USA
BreathScan	Cardinal Health	Waukega n, IL USA
BreathScan	Fisher Healthcare	Houston , TX USA
BreathScan	Conney Safety Products	Madison, WI USA
BreathScan	Farahi Medical Inc.	Toronto , Canada
BreathScan	Corporate Wellness, Inc.	Stamford, CT USA
BreathScan	JJ Keller & Associates , Inc	Neenah, WI USA
BreathScan Legal Limit US Navy -	US Government GSA	Washington, DC USA
"Shipmates Take Care of Shipmates"	Contract

4

Simmons & Simmons

Brand Name of Products supplied to Existing Customers	Name of Existing Customers	Address of Existing Customers
BreathScan Legal Limit US Air Force	US Government GSA	Washington, DC USA
- "Protect Your Winoman"	Contract
BreathScan Legal Limit USMC -	US Government GSA	Washington, DC USA
"Marines Save Lives"	Contract
BreathScan Legal Limit US Army -	US Government GSA	Washington , DC USA
"Soldiers Savino Lives"	Contract
BreathScan Legal Limit US SOCOM	US Government GSA	Washington , DC USA
Quiet Professionals - "Safety Begins	Contract
With Me"
BreathScan Legal Limit USCG	US Government GSA	Washington, DC USA
Semper Paratus - "Are You Ready to	Contract
Save a Life?"
Breath Scan Legal Limit US Army	US Government GSA	Washington , DC USA
Medical Command - Don't drive &	Contract
drive!
BreathScan Legal Limit Fort Benning	US Government GSA	Washington , DC USA
ASAP "Power of Choice" - Fort	Contract
Benninq Soldiers Don't Drink & Drive
BreathScan Legal Limit US Army	US Government GSA	Washington, DC USA
Combat Readiness Center -	Contract
"Soldiers Savinqs Lives"
BreathScan Legal Limit US Armed Forces Command Safety Program -	US Government GSA Contract	Washington, DC USA
"Protecting Freedom's Guardians
BreathScan Legal Limit US Army	US Government GSA	Washington, DC USA
Corps of Engineers - "Be Safe Share	Contract
The Ways"
BreathScan Legal Limit Marine Corps	US Government GSA	Washington, DC USA
Logistics Base Albany - "Marines	Contract
Take Care of Marines" Semper
Fidelis
BreathScan Legal Limit US Army -	US Government GSA	Washington, DC USA
Arm yourself aoainst drunk drivinq	Contract
BreathScan Legal Limit US Army	US Government GSA	Washington, DC USA
Safety Center - "Make It Home... Be	Contract
Safe!"
BreathScan POV Safety Program	US Government GSA	Washington, DC USA
Contract
Alcolimit - Private Label BAC	Silmarc Pharma S.r.I.	Lucca, Italy
BacTrack - Private Label BAG	KHN Solutions	San Francisco, CA USA
DUI Alert - Private Label BAC	Martini Promotions	Saint-Laurent , Quebec CANADA
El-Screen - Private Label BAC	MEDTOX Scientific Inc.	St. Paul, MN USA
FamilySafe - Private Label BAC	Comvate, LLC	Eagle Pass, TX USA
PartySafe - Private Label BAC
GM Safe Driving Program - "Friends	General Motors Co.	New York, NY USA
Don't Let Friends Drive Drunk"
RediTest - - Private Label BAG	Redwood Biotech	Santa Rosa, CA USA
TESTorARREST - Private Label	CTAS, Inc.	Liberty Twp., OH USA
BAG

5

Simmons & Simmons

Brand Name of Products supplied to Existing Customers	Name of Existing Customers	Address of Existing Customers
V IVO	LifeVantage	Sandy, UT USA
VIVO	lsagenix	Chandler, AZ USA
VIVO	Summa Health	Portland, OR USA
Metron	Summa Health	Portland, OR USA
Metron	lsagenix	Chandler, AZ USA

6

Akers Bioscience,Inc.

201 Grove Road

Thorofare, New Jersey

08086 USA

Attention:	Thomas A. Nicolette, President and CEO

Cc	Mark Chasey, (EN)10 (Guernsey) Limited
kevin Wright, (EN)10 International Limited

5th December 2012

Dear Thomas

Licence and Supply Agreement between Akers Bioscience, Inc. ("ABI"), Sono International Limited ("SIL"), (EN)10 (Guernsey) Limited and (EN)10 International Limited, dated 19th June 2012 ("Agreement").

In accordance with clause 19 (Assignment and subcontracting) of the Agreement, SIL wish to assign the rights, benefits and obligations under the Agreement to Chubeworkx Guernsey Limited, and hereby requests consent of Akers Bioscience, Inc.

Chubeworkx Guernsey Limited has been established as a special purposed vehicle (SPV) in order to hold the beneficial interest and manage the operations of the Agreement . This SPV is the entity that was envisaged to be set up when we signed the Agreement .

Please find attached a copy of the proposed Assignment Agreement.

Please evidence the consent of Akers Bioscience, Inc. by signing and returning a copy of this letter.

Yours sincerely,

/s/ Darren Jenkins

Darren Jenkins

Director, Sono International Limited

Accepted and agreed :

/s/ Thomas A Nicolette

Thomas A Nicolette, President and CEO

For and on behalf of Akers Bioscience, Inc.

37 Ixworth Place, London SW3 3QH

Registered in England & Wales No 7121719

Registered Office: 5 North End Rd, London NW 11 7RJ